Exhibit 99.2



Interpublic Corrects Certain Press Reports Regarding Merger Related Charges


     NEW YORK, Feb. 24 -- To correct inaccuracies in a press report this morning, The Interpublic Group of Companies (NYSE: IPG) reiterated its prior announcement of January 23, 2000 that the total charges related to its merger of the Lowe Group and Ammirati Puris Lintas to form Lowe Lintas and Partners Worldwide will remain in line with the original estimates which were between $170 to $190 million pre-tax ($100 to $115 million, net of tax).

     The company is pleased with the progress of the merger to date. In the fourth quarter of 1999, the Company incurred merger-related charges of $84 million pre-tax ($51 million, net of tax). In the first half of this year, the Company expects to recognize the balance of the merger related charges of approximately $90 to $105 million pre-tax ($54 to $64 million, net of tax). The Company also reiterated that beginning in 2001 its after-tax results of operations will benefit by between $20 to $25 million annually.

     The Interpublic Group of Companies, Inc. one of the largest advertising and marketing communications organizations in the world, is comprised of McCann-Erickson WorldGroup, The Lowe Group, Initiative Media Worldwide, International Public Relations, Octagon, Zentropy Partners, Allied Communications Group and other related companies. The shares of The Interpublic Group of Companies, Inc. are listed on the New York Stock Exchange ("IPG"). For further information, visit: http://www.interpublic.com.